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                    October 13, 2021

       Daniel S. Tucker
       Chief Financial Officer
       The Southern Company
       30 Ivan Allen Jr. Boulevard N.W.
       Atlanta, GA 30308

                                                        Re: The Southern
Company
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 18,
2021
                                                            File No. 001-03526

       Dear Mr. Tucker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation